Exhibit 23.6

Independent Auditors’ Consent

The Board of Directors

California Steel Industries, Inc.:

We consent to the use of our report dated January 17, 2003, with respect to the consolidated balance sheets of California Steel Industries, Inc. and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce.

/s/  KPMG LLP

Orange County, California

October 9, 2003